USA Mobility, Inc. Investor Conference Call
February 25, 2010
10:00 a.m. Eastern Time

Operating Results for the 4th Quarter and Year Ended December 31, 2009

Operator: Good morning and welcome to USA Mobility’s Fourth Quarter and Year-End Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our fourth quarter and 2009 year-end investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2009 Form 10-K, which we expect to file later today, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our fourth quarter and 2009 operating results. Despite extremely difficult economic conditions over the past year, our results once again were in line with our financial guidance and represented another year of solid progress for USA Mobility. Although we experienced significant subscriber cancellations during the year, we ended 2009 on a positive note as our fourth quarter net loss rate reached its lowest level in more than 18 months. Whether or not this trend will continue throughout the remainder of the current year, it’s too early to say. However, we are encouraged by this development and hopeful that unit loss rates – along with other key performance measures — will steadily improve as we move through 2010.

This morning we plan to cover the following areas:

(1)	Review the Company’s progress since our formational merger five years ago.

(2)	Discuss fourth quarter and year-end operating results.

(3)	Provide financial guidance for 2010.

(4)	Review recent sales and marketing activities.

(5)	Update you on our capital allocation strategy; and lastly

(6)	Discuss our current business goals and outlook.

It’s now been five calendar years since USA Mobility was formed on November 16, 2004 in the merger between Arch Wireless and Metrocall Holdings. Over that 5-year period we integrated the two companies, executed our free cash flow operating strategy by consistently providing cost effective and high quality services to our core customers, and, at the same time, returned over $322 million in capital to our stockholders. Not surprisingly, we have also seen many dramatic changes in the Company’s operating structure and financial metrics since 2004.

Accordingly, as we reach this corporate milestone, I wanted to take a moment today to share some 5-year comparisons with you to underscore the macro trends and challenges we face in a rapidly shrinking business as well as the numerous goals we’ve achieved in that timeframe. Also, I believe this 5-year retrospective is particularly instructive at this time as the Company’s business strategy continues to evolve over the next several years.

I would note that the following comparisons include pro forma data reflecting combined results for the two companies for 2004:

•	Total Revenue declined 63 percent from $789 million in 2004 to $290 million in 2009. However, our annual rate of revenue erosion improved from 21.6 percent to 19.4 percent over the 5-year period, despite a sharp acceleration in revenue erosion in 2009 versus 2008.

•	Total Operating Expenses (excluding depreciation, amortization, accretion and goodwill impairment) declined 66 percent from $567 million in 2004 to $190 million in 2009, with expenses falling faster than revenue in each of the past four years.

•	Earnings before interest, taxes, depreciation, amortization, accretion and goodwill impairment (“EBITDA”) was $222 million in 2004, versus $99 million in 2009. Yet our EBITDA margin improved from 28.1 percent to 34.3 percent.

•	Capital expenditures declined 47 percent from $33 million in 2004 to $17 million in 2009.

•	Operating cash flow declined from $189 million to $82 million; however, our cash flow margin rose from 24 percent to 28 percent.

•	Units in service totaled 5,967,000 at year-end 2004, compared to 2,182,000 at year-end 2009. Although net unit loss rates accelerated in 2009 along with rising unemployment, and were close to the 22 percent level experienced in 2004, we expect our rate of unit erosion to improve as the rate of new unemployment claims declines over time.

•	Average revenue per unit (ARPU) was $9.06 in 2004, compared to $8.77 in 2009, a relatively modest decline given the sizable shift in our subscriber base to larger accounts with lower ARPU.

•	Employee headcount declined 76 percent from 2,844 at the time of the merger in 2004 to 672 at year-end 2009.

•	Finally, we returned $322.4 million, or $12.15 per share, to our stockholders in the five years since the merger through the end of 2009, while fully retiring the long-term debt of $140 million we incurred in 2004 to fund the merger. And we expect to continue to return capital to stockholders going forward.

As you can see, our organizational and financial profile has changed substantially over the past five years, with USA Mobility today nearly one-third the size we were in 2004 in terms of sales, subscribers and by most other measures. Nonetheless, we have been able to continue to effectively market our services, reduce costs, stabilize prices, increase margins, avoid debt, and generate enough free cash flow to return significant capital to our stockholders on an annual basis. We are extremely proud of this record of achievement; it is a testament to the dedication and hard work of our employees and the loyalty of our core market segment customers, and we thank them all for their support.

Before Tom reviews details of our fourth quarter and 2009 financial results, I wanted to briefly note some of the key highlights of the past year.

•	Despite higher subscriber losses than we expected at the beginning of the year, we still achieved our original revenue guidance by carefully managing our ARPU. This is testament to the value our core customers attribute to our services.

•	We reduced operating expenses substantially in 2009, consistent with our goal to manage a low-cost operating structure. We are especially pleased that our rate of expense reduction for the year again outpaced the rate of revenue erosion. While we are pleased with the progress we made in 2009 to reduce overall expenses, it’s clear additional cost control efforts will be necessary going forward.

•	The combination of higher paging ARPU and lower recurring operating expenses enabled us to report a continued strong EBITDA for 2009.

•	We again met our goal of generating substantial free cash flow in 2009, allowing us to return capital to stockholders consistent with our stated capital allocation strategy. Including quarterly and special cash distributions totaling $2.00 per share, we returned approximately $45.5 million in capital to stockholders during 2009, and $322.4 million over the past five years. Also, our Board of Directors (“Board”) recently declared a $0.25 per share quarterly cash distribution, payable on March 31, 2010 to stockholders of record on March 17, 2010. Similar to previous cash distributions, we expect the entire amount to be paid as a return of capital.

•	Finally, our Board in November approved a further extension of our stock repurchase plan through March 31, 2010. Since the stock buy-back program commenced in August 2008, we have repurchased $42.9 million of our common stock at an average price of $8.82 per share through year-end 2009. We have made no purchases under the plan thus far in 2010; accordingly, a total of $20.3 million remain available for purchase under the current plan.

Given the scope of the challenges we faced over the past year, we are very pleased with our results for the fourth quarter and 2009. Indeed, we are exceedingly proud of our entire team, which collectively demonstrated an uncommon resiliency and determination during what perhaps was the most formidable business environment we’ve ever encountered. Still, we know there is much more work to be done as we face a new set of business challenges in 2010.

Included among them are a still fragile economy and persistently high rates of unemployment that will continue to impact our future cash flows and operating margins for some time to come. As we’ve stated for a number of quarters, our ability to reduce expenses at current rates is unsustainable and thus our costs simply won’t be able to keep pace with the rate of revenue erosion. With that said, however, I assure you that management will again meet these challenges head on.

I’ll comment further on the Company’s outlook and other related business issues in few minutes, but first our COO and CFO, Tom Schilling, will review our fourth quarter and year-end financial results and share additional observations on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.
Before I review our operating and financial results, I wanted to let you know that we expect to file our 2009 Form 10-K later today. I encourage all of you to read the 10-K as it offers significantly more information about our business operations and financial performance than we will be able to cover on this call.

As Vince noted, we were pleased with our 2009 financial results despite an extremely difficult economy and high unemployment rates nationwide. Notwithstanding those challenges, we met or exceeded our financial guidance for the year and made significant progress in positioning the Company for 2010. During the year we successfully reduced operating expenses to offset the revenue decline, thus driving strong EBITDA margins throughout the year. Also, capital expenses remained low allowing us to achieve strong cash flow.

While subscriber losses in 2009 were higher than we originally planned, we were encouraged by the modest improvements to subscriber trends in the fourth quarter. Whether these positive trends are sustainable, we don’t know, but we’re hopeful they will continue and will favorably impact our business in the current year. Regardless, we will continue to manage our operations and cost structure in the context of today’s uncertain market environment.

With respect to the subscriber base, we ended the year with 2,182,000 units in service, which represented an annual decline of 22.5 percent, compared to a decline of 19.2 percent in 2008. Net unit losses were 115,000 in the fourth quarter, compared to 152,000 in the third quarter and 187,000 in the year-earlier quarter. The quarterly rate of net unit loss improved to 5.0 percent from 6.2 percent in the prior quarter, and represented our lowest quarterly net unit loss rate since the second quarter of 2008.

Total gross additions were 68,000 in the fourth quarter, compared to 81,000 in the third quarter and 82,000 in the year-earlier quarter. The gross addition rate was 3.0 percent in the fourth quarter, compared to 3.3 percent in the third quarter and 2.7 percent in the year-ago quarter.

Gross disconnects declined significantly in the fourth quarter to 183,000, compared to 233,000 in the third quarter and 269,000 in the fourth quarter of 2008. The disconnect rate fell to 8.0 percent in the fourth quarter from 9.5 percent in the third quarter and 9.0 percent in the year-earlier quarter.

Our Direct subscriber base, which now represents 92.3 percent of our units in service, declined 20.1 percent in 2009, compared to 18.0 percent in 2008. Our Indirect Channel, with less than 10 percent of our subscribers, continued to experience the highest rate of churn with units declining 43.1 percent in 2009, compared to 28.0 percent in 2008. We expect the Indirect Channel to continue to decline as a percent of our total subscriber base.

Healthcare continued to be our most stable market segment, with a net unit loss rate of 2.1 percent in the fourth quarter, compared to 2.9 percent in the third quarter and 3.4 percent in the year-ago quarter. Gross placements of Healthcare subscribers increased to 3.4 percent in the fourth quarter from 3.0 percent a year earlier, while the disconnect rate improved to 5.5 percent from 6.4 percent a year ago. Healthcare represented 53.2 percent of our total base at year-end 2009, up from 42.8 percent at the end of 2008.
While the principal cause of subscriber losses continues to be the migration to alternative wireless services and technologies, principally cellular, there is little question that the weak economy in 2009 – especially the sharp rise in unemployment — was a significant factor in the higher rate of subscriber cancellations during much of the year.

Total Paging ARPU was $8.88 in the fourth quarter, compared to $8.89 in the third quarter and $8.71 in the fourth quarter of 2008. For the year, total paging ARPU was $8.77 compared to $8.64 in 2008. This 1.5 percent improvement in ARPU is a direct result of our initiatives to price our services fairly relative to the value provided. Moving forward we will continue to evaluate pricing actions based on competitive factors and our cost to provide high quality customer service.

Paging Revenue for the year declined 19.5 percent to $263.0 million from $326.7 million in 2008. In the fourth quarter, paging revenue was $59.7 million, an annual rate of decline of 21.5 percent, compared to 21.4 percent in the third quarter.

Revenue from our resale of cellular products was $3.5 million for 2009, a 39.9 percent decline from 2008. In the fourth quarter, cellular sales declined 18.9 percent from the prior quarter while activations fell 14.4 percent. These results were largely a reflection of weak demand in a poor economy, as well as a reduction in size of our sales force, which we rationalize against our paging subscriber base.

Product Revenue was $18.8 million for 2009, a decrease of 12.4 percent from 2008, while fourth quarter Product Revenue of $3.9 million declined 9.8 percent from the third quarter. Other revenue was $4.4 million for 2009, a decline of 18.9 percent from 2008.

Total Revenue for 2009 was $289.7 million, compared to $359.4 million in 2008. The annual rate of revenue decline was 19.4 percent in 2009. Total Revenue for the fourth quarter was $65.4 million, a decline of 22.4 percent from $84.3 million in the fourth quarter of 2008.

Turning to Operating Expenses, we continued to make excellent progress in 2009. For the year, Operating Expenses – which throughout my remarks will exclude depreciation, amortization, accretion and goodwill impairment — were $190.4 million compared to $243.5 million in 2008, a decrease of 21.8 percent and outpacing the 19.4 percent annual rate of revenue decline. In fact, 2009 was the fourth year in a row where expenses have been reduced faster than the rate of revenue decline.

Fourth quarter Operating Expenses were $44.4 million, a reduction of $10.1 million, or 18.5 percent, from $54.4 million in the fourth quarter of 2008.

Service, Rental and Maintenance, or SRM Expenses, declined by $37.5 million, or 30.5 percent, to $85.3 million in 2009. SRM Expenses decreased 28.7 percent in the fourth quarter, compared to the year-earlier quarter, and 4.0 percent from the third quarter.

A major contributor to expense reduction was lower site rent costs – our second largest operating expense. Site rent expense declined by 35.6 percent in 2009 to $41.7 million from $64.8 million in 2008. For the fourth quarter, site rent expense totaled $9.9 million, a decline of 5.3 percent from the third quarter. We are pleased at the significant progress we made this year to reduce site rent costs. As you know, our ability to continue to reduce this cost is a direct result of our ongoing network rationalization program, which includes the reduction of transmitters and relocation of transmitters to lower cost sites.

At December 31st, we operated 7,123 active transmitters, a reduction of 17.5 percent from the 8,633 transmitters we had at year-end 2008. In addition, during 2009, we increased the number of transmitters at customer-provided sites – transmitters with no associated rent expense – from 2,242 to 2,522. As a result, we reduced the number of our “paid” active transmitters to 4,601 at year-end 2009 from 6,391 at year-end 2008, a reduction of 28.0 percent.

Looking to 2010, our network rationalization program will continue to be one of our most critical cost savings initiatives; however, the level of savings we expect to achieve will decline over time.

Selling and Marketing (S&M) Expenses for the full year were $21.8 million, a decrease of 22.9 percent from 2008. For the fourth quarter, S&M Expenses declined 19.4 percent to $5.0 million from $6.1 million in the year-earlier quarter. S&M Expenses declined over the past year primarily due to lower headcount as we continued to scale our sales organization in line with our smaller customer base.

General and Administrative (G&A) Expenses — which include customer service, inventory and other support costs — were $74.3 million for 2009, a reduction of 8.8 percent from $81.5 million in 2008. In the fourth quarter, G&A Expenses were $15.3 million, down 16.4 percent from the year-earlier quarter. The annual expense reduction was largely fueled by lower payroll costs, state and local tax costs, office rent and related costs and outside services. Annual G&A Expenses also include $4.0 million for the one-time settlement of patent litigation in the second quarter.

Company-wide headcount at year-end 2009 was 672 full-time equivalent employees, compared to 811 at the beginning of the year, a 17 percent reduction. Payroll and related expenses, our largest operating expense, decreased to $16.1 million in the fourth quarter from $16.9 million in the third quarter and fell 13.4 percent during the year. Payroll and related expenses in 2009 reflect $1.6 million associated with the one-time payment of the cash portion of the Additional Target Award under the 2006 management long-term incentive plan.

Severance and Restructuring Expenses for 2009 totaled $2.7 million, compared to $5.3 million for 2008. Severance and Restructuring Expenses include severance costs associated with reductions in our workforce and contract termination costs for real estate leases and transmitter site leases in connection with our network rationalization initiative. Approximately $2.5 million of the $2.7 million annual expense was recorded in the fourth quarter in connection with anticipated workforce reductions.

EBITDA totaled $99.3 million for 2009, compared to $115.9 million in the prior year. As a percent of revenue EBITDA was 34.3 percent in 2009, up from 32.2 percent in 2008. For the fourth quarter, EBITDA was $21.0 million versus $29.8 million for the same quarter a year earlier, while fourth quarter EBITDA as a percentage of revenue was 32.2 percent. As we noted on previous calls, we expect to see margin compression in 2010. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Depreciation, Amortization and Accretion (DA&A) Expense was $41.9 million for 2009, compared to $47.0 million for 2008. Fourth quarter DA&A Expense was $8.8 million, compared to $10.7 million in the third quarter, with the decline due primarily to fully amortized asset retirement obligation layers totaling $2.0 million.

The Company reported Net Income of $67.6 million, or $2.90 per fully diluted share, for 2009, compared to a Net Loss of $157.1 million, or $5.83 per fully diluted share, in 2008. The 2008 loss resulted from the goodwill impairment in the first quarter for which we incurred a $188.2 million non-cash expense to write-off our entire goodwill balance. Fourth quarter Net Income totaled $3.6 million, or $0.16 per fully diluted share, compared to $8.0 million, or $0.32 per fully diluted share, in the fourth quarter of 2008.

Capital Expenses were $17.2 million for 2009, compared to $18.3 million in the prior year. Fourth quarter capital expenses were $5.0 million, compared to $1.8 million in the third quarter and $4.2 million in the year-earlier quarter. Pager device purchases continued to account for approximately 80 percent of our capital expenses.

Our cash balance at December 31st was $109.6 million. We expect to use a portion of that cash in connection with quarterly cash distributions as well as our ongoing stock repurchase program, which currently extends through March 31, 2010. In addition, we expect to maintain a strong cash position on our balance sheet to minimize risks in the event of either a stalled or prolonged economic recovery.

Finally, with respect to our financial expectations for 2010, we are providing financial guidance today in a manner consistent with previous years — and with the caveat that our projections are based on current trends and that those trends are always subject to change. Accordingly, we currently expect Total Revenue for 2010 to be in a range from $228 million to $238 million, Operating Expenses (excluding depreciation, amortization and accretion), to be in a range from $158 million to $163 million, and Capital Expenses to be in a range from $10 million to $12 million.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Before opening the line up for our Question and Answer session, I want to briefly mention a few other topics that may be of interest to investors:

First, I will provide an update on some of our recent selling and marketing activities.

Second, I will discuss our ongoing capital allocation strategy.

And, finally, I will comment briefly on our current business challenges and outlook for 2010.

1. With respect to our selling and marketing activities in the fourth quarter and 2009, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core market segments represented approximately 86 percent of our direct subscriber base at year-end, up from 81 percent a year earlier. They also accounted for approximately 81 percent of our direct paging revenue in the fourth quarter compared to 75 percent in the final quarter of 2008.

As Tom noted, Healthcare continues to be our best performing market segment, contributing 67 percent of all gross placements for the direct channel during the quarter, while net churn among Healthcare customers continued to be the lowest among all subscriber segments.

In particular, the sales performance in the Healthcare segment was excellent. For the year, we added 61 new hospitals to our account base, a multiple of what we added in previous years. As our Healthcare segment continues to become a larger portion of our overall subscriber base, adding new hospitals has become a priority for the sales organization.

In addition, during 2009 we created an internal account team dedicated to retaining key customers by providing an extra level of daily support to what previously was only provided by our local sales teams. During the year we implemented a monthly risk evaluation procedure for our largest Healthcare accounts in which sales teams are asked to rate their large accounts across a variety of factors that could potentially impact their status with us. This evaluation process has given us a valuable method for staying up-to-date with all large accounts, identifying and resolving issues with any problem accounts, and, if needed, engaging senior-level resources to help work through more complex issues.

Without question, 2009 was probably the most challenging year ever for our sales force. It was the “perfect storm” of declining demand for paging combined with the worst economic conditions in years. Yet our sales people more than met the challenge for essentially two reasons: (1) they are among the most talented and dedicated group of individuals I’ve ever worked with; and (2) they are able to offer the most comprehensive and effective resources available to meet our customers’ needs. In short, as the industry leader, we have developed skilled and disciplined sales, network and operational functions over time. As a result, we are now in a very strong competitive position to provide superior paging products and services, which are the keys to meeting the critical messaging needs of our accounts, especially in the Healthcare field. As such, our customers have high expectations for network quality and overall reliability, timely account service and operational excellence. While this makes ours an extremely demanding business, I can tell you that our front line sales team welcomes it, and last year they proved their mettle under extreme adversity.

While 2009 was a challenging year for USA Mobility, it was even more challenging for our smaller competitors, creating opportunities for us to win paging business from other carriers, especially new hospital accounts. Toward that end, we continued to aggressively market our product, service and distribution capabilities to competitor accounts. We also maintained locally deployed network engineering staffs to ensure that our networks operate at the highest service levels in the industry. These local technicians are highly valued by our customers for their expertise and timely response. Moreover, they are experienced and well-trained USA Mobility employees, not outsourced workers that are often used by some of our competitors to reduce costs.

In the area of cellular sales, we continued to be an exclusive dealer of Sprint’s line of wireless products and services during 2009. While we value our longstanding relationship with Sprint, we recognized that having one partner often limited our ability to provide cellular services to certain types of accounts. Accordingly, in the fourth quarter we added T-Mobile as a new cellular partner to diversify our offerings. We are excited about the potential of T-Mobile and the value their line will bring to our existing customer base. In particular, we see a great opportunity within Healthcare for T-Mobile’s exclusive offering which combines unlimited Wi-Fi calling along with their standard network service on one handset. We believe this offering has the potential to be a low-cost replacement for the more expensive alternative of deploying a high-cost Wi-Fi handset for use within a facility and a second handset for general use.

Finally, in terms of product and services, we announced the availability of a campus-based two-way messaging network, called I-LAND, in November. Initially targeted for hospital campuses and local governments, I-LAND offers the speed of in-house messaging combined with the ability for users to roam onto our wide-area network when off campus. In essence, it allows larger hospitals or local governments to eliminate the need for separate wireless networks – one for in-house messaging and another for paging applications where broad coverage is required. We are now beta testing the service and expect to deploy it nationwide in coming months.

2. Turning to our current and future capital allocation strategy: First, I want to re-emphasize that the Board and management remain committed to our long-stated goal of returning capital to stockholders. We established that goal at the time of our merger five years ago and it is one that we will continue to pursue.

In December 2006, we paid our first regular quarterly cash distribution of $0.65 per share, or $2.60 per share annually, noting at that time that the amount of the quarterly cash distribution might be adjusted depending on our future rate of revenue erosion. In May 2008, we reduced the quarterly cash distribution to $0.25 per share, or $1.00 per share annually, due to our continued high rate of unit erosion and estimates of future cash flows. Our decision to re-set the rate was also made to strengthen our financial position while maintaining a significant current yield on our shares.

At that time, we also realized that setting the regular cash distribution to a longer-term sustainable level would result in excess cash being generated in the short term.  As a result, we adopted a stock repurchase program, which commenced in August 2008 to buy back up to $50 million of USA Mobility common stock. Last year the Board reset the amount available for purchase under the plan and extended the purchase period through March 31, 2010. Since the inception of the buy-back program we have now repurchased $42.9 million of our common stock, and a total of $20.3 million remains available for purchase under the plan.

With regard to how we plan to allocate capital going forward, the Board is currently reviewing all of our options. However, given our projections for operating cash flow in 2010, we expect to continue paying quarterly cash distributions of $0.25 per share over the near-term which represents a very strong yield based on our current share price. We may also consider paying a special cash distribution from time to time given our cash balances, although this will be evaluated relative to other opportunities for creating long term stockholder value. Still, I would point out that our ability to sustain cash distributions over time will very much depend on the Company’s ongoing operating performance as well as broader economic trends, market conditions and alternatives.

With respect to our current stock repurchase program that currently runs through March 31st, we plan to address this at our next regularly scheduled board meeting.

I would also remind you that the Board and management must carefully weigh all capital allocation decisions against the Company’s need to maintain ample liquidity on our balance sheet, as well as, to provide the financial flexibility we need to continue to operate a profitable business and take advantage of specific business opportunities.

3. Finally, in regard to our current business challenges and outlook for 2010: Without question, last year’s poor economy and high unemployment rates had a profoundly negative impact on our subscriber and revenues trends. At the same time, it limited our ability to make substantial progress toward other long-term corporate goals. Nonetheless, even if we had experienced a normalized economy in 2009, the fact remains we still operate in a highly competitive and challenging industry. As a result, we expect to continue to face further industry challenges and competitive risks in 2010 even as the nationwide recession ends and an economic recovery gets under way.

Accordingly, our foremost business challenge going forward will be to reverse last year’s accelerated pace of subscriber and revenue erosion, both of which showed signs of improvement in the fourth quarter, as we noted earlier. To some extent, our ability to improve subscriber trends will be a function of declining unemployment rates and easing credit markets. As companies start to hire and borrow again, we expect to see some short-term improvement in recovery-driven demand for paging. On the other hand, our greater challenge – as it has been for more than a decade – will be to off-set the long-term technology-driven decline in paging demand in which subscribers have gradually opted for a host of competing wireless services, most specifically cellular. Clearly, subscriber erosion is the single largest risk to the Company’s ability to generate future cash flow; thus it will continue to be our primary strategic focus for the foreseeable future.

In addition, while we were able to keep product pricing relatively stable last year, there is no guarantee that ARPU levels will remain stable or improve this year, even in a recovering economy. As a result, maintaining stable ARPU will be another major challenge for us because, by definition, fewer units in service combined with either flat or lower ARPU would only further accelerate our revenue erosion rate.

Similarly, while our management team has done an outstanding job of reducing costs over the past few years, our ability to continue to generate savings at such a high rate has also become a major challenge. Moreover, we expect to see continued tightening of our operating margins in coming quarters as a result of our declining revenue base and slower rate of expense reduction.

To summarize our business challenges and outlook, I would make the following observations:

(1)	Demand for paging continues to decline as customers continue to migrate to alternative wireless platforms. However, while high unemployment and a weak economy accelerated the pace of subscriber erosion in 2009, we expect our net unit loss rate to improve in 2010 as the economic recovery takes hold. Indeed, we’ve already seen some positive subscriber trends beginning to develop in the fourth quarter, as well as declining churn rates in Healthcare, our largest market segment.

(2)	As subscriber trends improve, the rate of revenue erosion should also improve from 2009. The key to this improvement will be our ability to maintain strong ARPU while continuing to reduce operating expenses at a faster rate than revenues decline. With our ability to maintain current ARPU levels uncertain, however, we will continue to educate customers about the distinct advantages of paging – including superior signal strength, reliability of message delivery, extensive network coverage, and significantly lower cost.

(3)	Although operating expenses declined to historically low levels last year as we continued to “right-size” the company to our business environment, additional expense reduction is essential in order for us to meet our performance goals. As such, we will stay focused on reducing operating expenses as necessary in all areas of the Company to achieve our 2010 business plan. Also, as circumstances warrant, we may need to make additional changes to our operating structure to meet our projections for revenue, expenses and cash flow. This may involve challenging our fundamental strategic assumptions about where we offer our services, how we market them, what customer segments we support, and what pricing and ARPU levels would be required to provide that support.

(4)	Despite our many challenges, I would remind you that USA Mobility also has considerable strengths. We are a debt-free and profitable company with significant sales, service, network and tax assets. What is more, we expect to continue to generate sizable free cash flow over the near-term, largely through our paging business, and return a portion of that cash to our stockholders through cash distributions and selective share repurchases. And, lastly, our Board and management will continue to exercise the same disciplined focus we have maintained over the past five years as we pursue additional opportunities to create stockholder value.

Finally, I wanted to briefly mention one other business objective we expect to devote some time and attention to this year, and that is a greater openness to, and pursuit of, acquisitions that could provide both a measure of revenue stability as well as allow us to unlock the value of our sizable tax asset. As many of you know, we have not actively pursued acquisitions for a number of years as we’ve focused full-attention on our existing businesses.

In conclusion, 2009 was another year of outstanding progress for USA Mobility. Despite an extremely difficult economy and continued industry challenges, we were able to operate the Company profitably, meet our primary performance goals, reduce operating costs, increase organizational efficiencies, and pursue aggressive selling efforts to our core market segments. At the same time, we met our goal of generating substantial cash flow, which enabled us to again return capital to our stockholders. And, most importantly, we continue to position USA Mobility for the future. Although we undoubtedly will continue to face additional economic and competitive adversity going forward, we look to build upon on the solid progress we made in 2009 and achieve further success in 2010.

As usual, we will keep you updated on our progress and other corporate issues on future earnings calls and press releases.

With that, I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator.

Operator: Thank you. To ask a question, please press the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off so that we may receive your signal. Again that was star 1 to ask a question. And we’ll pause for just a moment.

And our first question will come from Jim Altschul with Aviation Advisory Service.

Jim Altschul: Good morning gentlemen. You had — you didn’t say anything about the status of the FCC proceedings regarding the backup power. Have there been any developments? What is the current state of play on that one?

Mr. Kelly: Right now that has been pushed more to the back burner. They’re working on this broad band plan that’s going to come out next month, and so there’s — it’s really not active at this time, which is not to say that it won’t be again at some point in the future.

Jim Altschul: No I apologize because I know it’s been discussed before. If I remember what — a court — (but didn’t the) court remand or something? I mean it’s not a dead letter. They could come back and try to come up with some other kind of backup — they haven’t definitely — FCC has not said, “We’re going to drop this matter forever,” so...

Mr. Kelly: Right. I mean the form that they did the last order was challenged in court by the wireless industry. Wireless industry won and that particular issue went away, which again is not to say that a regulator can’t come back and do it again.

Jim Altschul: But in light of what you said, it’s not something they’re focusing on right now but conversely you cannot assume that this is behind you. So if they — in terms of whatever your contingency planning and how you’re going to disperse and keep cash, you’ve got to be...

Mr. Kelly: Yes. I mean, you know, it’s not imminent. And as you’ve seen from the numbers, particularly in the numbers Tom was just reading, we continue to reduce transmitters every year. You know, five years ago when we merged we had over 18,000 transmitters. So the transmitters that we have are going down quite a bit.

Also we have spent a lot of time with the FCC, including time we spent within this year on why backup power doesn’t make a lot of sense with respect to paging transmitters, because our networks are simulcast.

So it’s just not clear that if a backup — a new backup power order were to come out, we would be included anyway. Because it really doesn’t make sense for our technology to put backup power in every single transmitter when if you lose one or two transmitters in a network, all the other transmitters are simulcasting the same message at high power and you’re going to get it.

It’s a very different technology than what you have with mobile telephony. And I think the issue with backup power, at least the initial issue was, you know, when phone tower loses its power, the people that need to use their mobile phone close to that tower can’t. And I think that was all that they were concerned with.

And paging got swept up in that initially and it was interesting because paging — only if you had 500,000 or more subscribers got swept up in it. There’s not alot of paging companies that have that many subscribers, so we got caught in it. We’re not sure that anybody else did. And — anyway so we challenged it along with (CTIA) in court. We went up to federal district court.

It’s over but, you know, something could happen again and we might not be included the next time around.

Jim Altschul: Well that’s very useful to know. Thank you.

Mr. Kelly: Thank you.

Operator: And our next question will come from Harry Long with Contrarian Industries.

Harry Long: Hi guys. How you doing?

Mr. Kelly: Fine.

Harry Long: You know, your balance sheet is really fascinating, and I’m kind of sleep deprived so if I say something incorrect just stop me. But the basic question is on, you know, some excess capital on your balance sheet.

So it looks like — let’s say you guys wanted to, you know, total puritan and keep enough cash in your receivables, et cetera, you know, to be able to cover your total liabilities on the liability side of $54.75 million.

And it would seem like with, you know, $133.75 million in cash and receivables that you’d then have about $79 million in excess cash on the balance sheet that you wouldn’t need in your core business. And so that seems to — with about 23 million shares, a little bit more, a little less, you know, get you to about — it’s $3.40 in excess cash per share.

So my question is, if you’re assuming let’s say $1 a share of a return of capital and then let’s say you have, as I remembered right, $20.3 million, which you could also do a buyback with, so let’s say that’s a little bit less than another $1 a share. You know, it seems like there’s been an additional $1.40, which is excess of that $2, you know, that you know so do you have any plans for that excess capital?

Mr. Kelly: Yes, I thought I addressed that. I mean, you know, first of all thanks for your question. We’ve distributed already over $12 a share in cash distributions to the stockholders and bought back over $40 million of stock. We currently have a stock repurchase plan out there right now that expires at the end of next month, so our Board is going to review that to see if should extend it, extend it and expand it, or cancel it.

We’re also going to framework whether we should do a special cash distribution or not do a special distribution. We’re also going to review whether we should use some of that cash to purchase some more stable revenue stream and also potentially unlock the value tied up in our balance sheet and our deferred tax asset, which is enormous and which we don’t expect to use, you know, even half of with the existing business plan.

So those are the things that we can do with the cash and with the excess capital. So there’s your answer.

Harry Long: Okay. And then, you know, the follow-up would be how do you guys weigh, you know, internally doing an acquisition versus let’s saying hiring a team of let’s say alumni from places like, you know, Google, Apple, and Research in Motion, and doing it more through getting, you know, really talented people as opposed to an acquisition. I mean have you guys looked at, you know, getting alumni from, you know, those different companies — product managers, designers, software people?

Mr. Kelly: We’ve actually hired firms to help us develop things like our ILand solution and our integrated resource management solution. We actually do that more — instead of bringing them on board, they tend to be software type applications that you pay to get developed, and then you’re done and you don’t want to keep that kind of very high cost person on staff.

I mean you might appreciate — we’ve gone from $557 million in annual operating expenses in 2004 to $190 million this past year, and we’ve got to cut it down much more quickly. We’ve gone from $789 million of revenue in 2004 to just under $290 million this year. That’s about a 20% a year drop. You roll that forward in five years you’ve got less than $100 million of revenue.

So we can’t be taking on a lot of really expensive staff when you know you’re not going to be able to move the needle, you know, you’re not going to be able to make enough of a change in that 20% kind of core revenue erosion that’s embedded just because the technology continues to change.

So it’s very difficult to make a bet on high priced talent that you’re really going to be able to turn that thing around. We have to keep reducing cost actually, and that’s a challenge we have.

Harry Long: Right. (Thank you).

Operator: And our next question will come from Will Hamilton with Granite Point Capital.

Will Hamilton: Good morning. I was wondering as it relates to the disconnect rate whether you’re seeing kind of similar trends before in Q1 — if you could comment about that.

Mr. Kelly: Yes we saw an improvement in the fourth quarter of 2009, and we’ve seen that same rate of improvement through today, okay? But, you know, and that’s great news, but, you know, what happens, you know, in the rest of the year? I mean, we were, you know, a year ago we saw — did a lot worse on UIS and we weren’t expecting that. So, yes the improvement rate has continued through current.

Will Hamilton: Okay. And I missed Tom and when you mentioned the transmitter count. I was wondering if you could repeat that. And also does the opex guidance include anything for severance charges or costs in 2010, because it does seem to be, given what you did this last year — I know it’s a declining top line environment — but to be pretty conservative. So I was wondering if there was anything else in that that we might not know.

Mr. Schilling: We do include what we anticipate for severance and restructuring charges in 2010 within that number of guidance. And as you say, it looks a little bit maybe looking conservative, but as we’ve been saying, we’re expecting some margin compression. We had a fairly big year in some areas last year in terms of cost reductions, and we don’t expect the same sort of rate of reduction in 2010.

Mr. Kelly: He asked for transmitter counts too.

Mr. Schilling: Oh, the transmitter counts for — we ended the year at 7,123 transmitters.

Operator: And our next question will come from Marco Locascio with Equinox Partners.

Marco Locascio: Hi, good morning. A follow up question on the cost structure and the outlook you guys have given in terms of it being more difficult to continue to cut costs in line with the revenue erosion.

If I look over the last few years it seems like the payroll has been the area where you’ve had sort of more difficulty cutting costs in line with the revenue decline. Would that be the area that the difficulty continues, or are you starting to run up against the economies of scale in the non-payroll operating expenses as well?

Mr. Schilling: You know, we have- if you look at payroll we’ve actually reduced our payroll pretty significantly, but to your point, it has not come down in lock step with revenue.

You know, when you look at going from 2800 employees to under 700 employees in the last five years, we obviously aren’t going to be able to make that sort of magnitude reduction going forward. So that is one of the particular area that is difficult for us going forward, but it is also difficult in the site rent.

If you look at the amount of transmitters we’re now down to compared to when we merged. We had a lot of duplicate network -Arch had a network and Metrocall had a network at the time of the merger. So the process over the last few years has been eliminating duplicative networks within regional and local markets.

Now we’re getting into more of having to find ways to get more efficient, replacing sites with cheaper sites. So the site rent, as we go forward, is also not going to have the sort of order of magnitude decrease as we’ve seen in the past, particularly what we saw in 2009, which was a pretty remarkable year in terms of site rent reduction.

Marco Locascio: Okay. And then, you know, following up on that, as your business continues to concentrate among the healthcare, large enterprise and government segments and particularly the healthcare — and, you know, my understanding is that most of the customers especially in healthcare, would be primarily local or within their township or region — does sort of dismantling the national network that you have become an option or a necessity at some point in that process?

Mr. Kelly: Well actually the national network gives us ability to have economies of scale, because you kind of — if you think about it you kind of have like one SKU across many, many different markets. But there may be markets where that network needs to be trimmed down, because you just don’t have the, you know, critical mass of health care customers in that particular market.

So we’ve actually — in many respects while we’ve had these duplicative networks or overlapping networks, in some cases you don’t want to market and you find 10 or 11 different frequencies operating and you get it down to 3 or 4, you continue to cut that down to 1 or 2. And we have these “go-to” networks that we’ve identified, and we said, “That’s where we’re going.”

Oftentimes what you find is we’re removing transmitters and removing cost, but the footprint that the residual customer staying on is actually increasing. So it’s been a dynamic that has actually worked to the benefit of coverage in many cases. But as we get smaller, that dynamic is going to start to change, and we’re going to have to look at — and we are doing — the total cost to operate in a given market versus the revenue potential. And where the margin’s below our existing margin, we target that one and over time it will come down.

Marco Locascio: Okay thank you.

Mr. Kelly: Thank you.

Operator: As a reminder that was star 1 to ask a question. And our next question will come from Lee Crockett.

Lee Crockett: Good morning. I was hoping you could refresh me on a couple of data points that you’ve given in past presentations with respect to market share or the industry.

You’ve typically been about 60%, as I recall, and American Messaging has been around 30. And I think it was the third one that you’ve been perhaps with (Sky Tel) was something less than rounded out by a bunch of mom and pops. Could you give us help — update on that? And then I have a follow up question with respect to how that might tie into any possible acquisition activity you mentioned.

Mr. Kelly: You know, it’s very difficult to give you good data on that right now Lee, simply because they’re all private companies and they don’t report, you know, we don’t have any way of getting our hands on the data.

I can tell you just qualitatively from our sales funnels review, when we’re looking at the business we’re taking; like as you’ve seen in the call this morning — we’ve picked up a lot of hospital accounts last year — it’s pretty clear to us that we’re taking away more from them so they’re going to be churning at a faster rate than we are. But it’s just very difficult to give you an exact precise headcount of what our percentage is. It’s, you know, it’s growing not shrinking.

Operator: And that concludes today’s question and answer session. At this time, I’ll turn the conference back over to Mr. Kelly for any closing remarks.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our first quarter results. Thanks again and have a great day!

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